Exhibit "3"



                                   DATED 2005






                     (1) NAVALMAR TRANSPORTES MARITIMOS LDA

                 (2) BANCO POPOLARE DI VERONA E NOVARA S.C. R.L.
                                  LONDON BRANCH


              -----------------------------------------------------

                                 LOAN AGREEMENT
                   Relating to a Loan of up to US $10,000,000

              -----------------------------------------------------








                                     [LOGO]
                                      HTD

                              Hill Taylor Dickinson
                                 Irongate House
                                  Duke's Place
                                 London EC3A 7HX
                            Telephone: 0207 283 9033
                            Facsimile: 0207 283 1144

THIS LOAN AGREEMENT is made the       day of               Two Thousand and Five

BETWEEN:-

(1) NAVALMAR TRANSPORTES MARITIMOS LDA a company incorporated under the Laws of Madeira whose registered office is situate at Rua Dos Murcas 15, Room G, 2nd Floor, 9000, Funchal, Madeira (hereinafter called the "Borrower")

(2) BANCO POPOLARE DI VERONA E NOVARA S.C.R.L. LONDON BRANCH a bank incorporated pursuant to the laws of Italy acting through its London Branch situate at Bucklersbury House, Walbrook, London EC4N 8EL (hereinafter called the "Bank")

WHEREAS:-

The Bank has agreed to make available to the Borrower a loan facility of a maximum principal amount of up to Ten Million United States Dollars (US$10,000,000) upon and subject to the terms and conditions contained in this Agreement.


NOW THEREFORE IT IS AGREED as follows:-

1.    DEFINITIONS

1.01  In this Agreement:-


      (A) "Agreement" means this agreement as originally executed or as it may from time to time be supplemented and/or varied;

      (B)   "AMEX" means the American Stock Exchange;

      (C) "Business Day" means a day on which dollar dealings are carried on in the London Interbank Market and which is a banking business day in New York and also a day when banks are open in London and in Italy;

      (D) "Company" means MC Shipping Inc, a company incorporated in and subject to the laws of the Republic of Liberia, whose Principal Executive Office is at Richmond House, 12 Par-la-ville Road, Hamilton, Bermuda;

      (E) "Conditions Precedent" means any or all of the conditions set forth in Clause 11.01 or 11.02 hereof;

      (F) "Custodian" means Hampton Securities (USA) Inc of 141 Adelaide Street West, Suite 1800, Toronto, Ontario, M5H 3L5, Canada;

      (H) "Deeds of Pledge" means any Deed of Pledge over Pledged Shares executed by the Guarantor (or the Borrower, to the extent it is or becomes the beneficial owner of the Pledged Shares following a transfer of ownership approved by the Bank) in favour of the Bank substantially in the form set out in Appendix "A" hereto whether required pursuant to Clauses 11.01, 11.02 or 12.01(H) of this Agreement or otherwise;

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

      (I)   "Default Rate" means the rate described in Clause 5.03 hereof;

      (J) "Dollars" and "$" means the lawful currency of the United States of America;

      (K) "Drawdown Date" means in relation to each Tranche, the Business Day on which such Tranche of the Loan is drawn down pursuant to Clause 4;

      (L) "Event of Default" means the occurrence of any of the events referred to in Clause 13;

      (M) "First Drawdown Date" means the Drawdown Date on which Tranche A is drawn down pursuant to Clause 4;

      (N) "Guarantee" means the guarantee to be executed by the Guarantor in favour of the Bank substantially in the form set out in Appendix "B" hereto;

      (O) "Guarantor" means Navalmar (UK) Limited a company incorporated pursuant to the laws of England and Wales whose registered office is situate at 5-7 St Helen's Place, London EC3A 6AU;

      (P) "Interest Payment Date(s)" means the last day of an Interest Period provided that if an Interest Period extends beyond any Repayment Date such Repayment Date shall also be an Interest Payment Date;

      (Q) "Interest Period" means each successive period of six months commencing in the case of the first such period on the First Drawdown Date and thereafter on the expiry of the previous Interest Period;

      (R) "Interest Rate" means the rate per annum (as determined by the Bank) which is one point one five per centum (1.15%) above LIBOR (as hereinafter defined);

      (S) "LIBOR" means the arithmetic mean (rounded up to the nearest one sixteenth of a percent) of the rates at which the Bank was being offered (by prime banks) deposits in an amount equal to the Loan then outstanding in the London Inter-Bank Market at or about 11.00 a.m. (London time) two Business Days before the commencement of an Interest Period for delivery on the first day of that Interest Period and for the duration thereof.

      (T) "Loan" means the loan facility of a maximum amount of Ten Million Dollars ($10,000,000) to be drawn in a maximum of two Tranches, such sum(s) to be drawn down pursuant to Clause 4 hereof or, where the context so admits, the principal amount thereof from time to time drawn down and outstanding;

      (U) "Loan Period" means the period from the date of this Agreement until the date falling on the expiry of 60 calendar months following the First Drawdown Date or the date upon which the Outstanding Indebtedness has been paid in full (whichever is the earlier);

      (V) "Outstanding Indebtedness" means the aggregate of the Loan, accrued interest thereon and any other monies or costs whatsoever payable to the Bank from time to time under this Agreement and the Security Documents and/or any monies, liabilities or obligations arising as a result of any interest or currency swap or any other kind of derivative transaction entered into by the Borrower with the Bank in relation to the Loan or its funding;

      (W) "Pledged Shares" means fully paid shares (each with a par value of US$ ) in the Company in the beneficial ownership and control of the Guarantor (or the Borrower following a transfer of beneficial ownership approved by

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            the Bank) held by the Custodian and which are subject to a Deed of
            Pledge, together with such further shares in the Company as herein provided pursuant to Clause 12.01 (h);

      (X) "Potential Event of Default" means any event, which with the giving of notice, lapse of time or any combination thereof would constitute an Event of Default;

      (Y) "Repayment Date" means a date on which an instalment of principal of the Loan becomes due and payable by the Borrower pursuant to the terms of Clause 6;

      (Z) "Security Documents" means this Agreement, the Guarantee, the Deeds of Pledge and, where the context permits, any other securities, guarantees or undertakings whatsoever which the Bank requires or the Borrower has agreed to procure and/or which may be executed at any time in respect of the Loan;

      (AA) "Security Party" means any party to the Security Documents other than the Bank;

      (BB) "Subsidiary" has the meaning ascribed to it under the Companies Act 1985;

      (CC) "Tranche" and "Tranches" means either Tranche A or Tranche B and together both of them, all as the case may be;

      (DD) "Tranche A" means an amount of the Loan up to but not exceeding Five Million Dollars (US$5,000,000) to be advanced by the Bank to the Borrower on the First Drawdown Date pursuant to Clause 4;

      (EE) "Tranche B" means an amount of the Loan being up to but not exceeding the difference between the amount drawn by the Borrower as Tranche A and Ten Million Dollars (US$10,000,000) to be advanced by the Bank to the Borrower pursuant to Clause 4;

1.02 Where the context so admits words importing the singular number only shall include the plural and words importing persons shall include firms and corporations and vice versa. Clause headings are inserted for convenience or reference only and shall be ignored in construing this Agreement. References to Clauses and Appendices are to clauses of and appendices to this Agreement save as may be otherwise expressly provided. Month means calendar month.

      References to each of the parties hereto shall be deemed to be references to or to include, as appropriate, their respective successors and permitted assigns.

2.    THE BANK'S COMMITMENT

2.01 In reliance upon each of the representations and warranties set forth in Clause 10 and subject always to the terms, covenants and conditions herein contained being complied with, the Bank will make the Loan available for drawdown to the Borrower in not more than two Tranches, from the date hereof until (and including) 15th December 2005.

2.02 Neither the Loan nor any part thereof shall be available for drawing after 15th December 2005 and in the event that the Loan has not been drawn down in full on or before such date the Bank shall thereafter cease to be under any further obligation to advance the then undrawn portion of the Loan hereunder but the Borrower shall nonetheless be liable to the Bank for the payment of or for procuring the payment of the fees and costs referred to in Clauses 7 and 16.

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2.03  The Borrower shall be entitled at any time from the date of this Agreement until 15th December 2005 by ten (10) Business Days prior written notice to the Bank to cancel any undrawn portion of the Loan without penalty. Such notice shall be irrevocable in respect of any amount of the undrawn portions of the Loan so cancelled which amounts shall not thereafter be available for reborrowing.

3.    USE OF PROCEEDS

3.01 The purpose of the Loan is to provide the Borrower with finance for its general corporate purposes. The Loan shall not be used by the Borrower for any other purpose.

4.    DRAWDOWN

4.01 Subject to the provisions of Clauses 2 and 4.02 the Loan shall only be available for drawing in two Tranches (Tranche A in an amount up to US$5,000,000 and Tranche B in an amount up to the difference between the sum drawn under Tranche A and US$10,000,000) and provided that the Borrower shall have given the Bank not less than three (3) Business Days' notice (or such lesser period of notice as the Bank accepts in writing) of each intended drawdown. Each such notice shall be in the form set out in Appendix "C", shall be irrevocable and shall specify the date, being a Business Day, on which the Borrower wishes the relevant Tranche of the Loan to be made available and the amount to be drawn down. Such notice having been given, the relevant Tranche of the Loan shall be drawn subject as aforesaid on the date and in the amount requested.

4.02 Drawdown of the each Tranche of the Loan and disbursement of its proceeds by the Bank is subject to the fulfillment to the Bank's satisfaction of all the Conditions Precedent and no Event of Default or Potential Event of Default having occurred. If any such condition has not been fulfilled or any such event has occurred the relevant Tranche of the Loan shall not be available for drawing. Notwithstanding the aforesaid, the Bank may, in its absolute discretion and by notice in writing to the Borrower, waive compliance with any Condition Precedent or the occurrence of an Event of Default or Potential Event of Default prior to disbursement of either Tranche of the Loan provided always that the Borrower hereby covenants in those circumstances to comply with such condition or, as the case may be, to remedy such default within any period specified in such notice or subsequently notified in writing to the Borrower and failure to do so shall be deemed to constitute the occurrence of an Event of Default.

5.    INTEREST AND PAYMENTS

5.01 Save as otherwise provided herein the Borrower shall pay to the Bank interest at the Interest Rate on the outstanding principal amount of the Loan or any relevant part thereof on each Interest Payment Date.

5.02 Interest on the Loan or any part thereof shall accrue from day to day and shall be calculated on the basis of a year of three hundred and sixty days.

5.03 In the event of default by the Borrower in the payment on the due date of any sum (including interest thereon) payable pursuant to the terms of this Agreement, the Borrower will pay to the Bank interest thereon from the date of such default up to the date of actual payment (after as well as before judgment) at a rate of 3% per centum per annum above the rate per annum conclusively (save for manifest error) certified by the Bank as the rate at which the Bank is or would be able, in accordance with its normal practices, to acquire dollar deposits in the London

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

      Interbank Market in an amount and currency equivalent to or comparable with the amount of the unpaid sum for such periods (of one day or longer) as the Bank in its discretion shall determine. Such interest shall be payable on demand and shall be compounded so long as it remains unpaid for such period as the Bank shall in its absolute discretion determine.

5.04 Interest accruing under Clause 5.03 shall accrue on a daily basis and a three hundred and sixty day year from and including the first day to the last day of each period for which a rate of interest is determined as aforesaid and shall be due and payable by the Borrower at the end of each such period. So long as the default continues, the rate referred to in Clause 5.03 shall be calculated on a similar basis at the end of each period selected by the Bank.

5.05 Notwithstanding anything else contained in this Clause, if Tranche A and Tranche B are not drawn down on the same Business day, then interest shall accrue on the amount drawn down as Tranche A at the Interest Rate from the First Drawdown Date for the Interest Period applicable thereto and interest shall accrue on the amount drawn down as Tranche B at the Interest Rate from its Drawdown Date for a period which expires at the end of the then current Interest Period relating to Tranche A. At the end of such current Interest Period, an Interest Payment Date will arise for both Tranches and thereafter the Tranches shall be consolidated for all purposes.

6.    REPAYMENT AND PREPAYMENT

6.01 Save as otherwise provided herein, the Loan shall be repaid by the Borrower to the Bank over the Loan Period by 10 equal consecutive instalments, the first such instalment being payable on the expiry of a period of six months from the First Drawdown Date and all subsequent instalments being payable at six (6) monthly intervals thereafter save that the final instalment shall be payable no later than the final Business Day of the Loan Period (the date for payment of each installment being a "Repayment Date"). For the avoidance of doubt, the amount of each instalment shall be one tenth of the total (aggregate) amount of the Loan drawn down pursuant to both Tranche A and Tranche B, such sums being consolidated for all purposes following the drawn down (if any) of that part of the Loan represented by Tranche B.

6.02 Following the First Drawdown Date the Borrower may prepay on the last day of any Interest Period relating thereto the whole or any part of the Loan, being in any event not less than Fifty Thousand Dollars ($50,000) and otherwise whole multiples thereof, together with accrued interest thereon upon giving to the Bank not less than Thirty (30) days (or such shorter period as the Bank may agree) prior written notice which once given shall be irrevocable and shall bind the Borrower to make the prepayment specified therein. Any prepayment of less than the whole of the Loan under this or any other provision of this Agreement shall be applied (unless expressly provided otherwise) in(so far as possible) equal reduction of the repayment instalments remaining to be paid under Clause 6.01. Any amounts prepaid pursuant to the terms of this Clause shall not be available for re-borrowing. In addition to the amount of any prepayment the Borrower shall pay a prepayment fee equal to point three seven five per cent (0.375%) of the amount to be prepaid (as referred to in any notice given by the Borrower pursuant to this Clause) which shall be payable no later than the proposed date of prepayment referred to in such notice together with any sum due to the Bank as a result of the operation of Clause 19 hereof.

7.    FEES

7.01 The Borrower shall pay or shall procure the payment to the Bank of a non-refundable fee of Ten Thousand Dollars ($10,000), which shall be payable on the First Drawdown Date.

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8.    TAXES

8.01 All payments (whether of principal interest or otherwise) to be made by the Borrower to the Bank hereunder or under the Security Documents shall be made free and clear and without deduction of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature. If at any time any applicable law requires the Borrower to make any such deduction or withholding from any such payment, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. In addition the Borrower will provide the Bank with the relevant tax receipts.

8.02 If the Borrower pays any increased amount pursuant to Clause 8.01 and the Bank effectively obtains a refund of tax or credit against tax by reason of that payment and if the Bank is able (in its sole opinion, which shall not be capable of dispute) to identify that refund or credit as being attributable to that payment having regard to its other activities, then the Bank shall reimburse to the Borrower such amount as it shall determine (any such determination being conclusive) to be the proportion of that refund or credit as will leave the Bank after that reimbursement in no better or worse position than it would have been in if that payment had no longer been required. The Bank shall not be obliged to arrange its tax affairs in any particular manner or to disclose any information regarding its tax affairs or computations to the Borrower whether for the purpose of this Clause or otherwise.

8.03 All fees and expenses payable by the Borrower pursuant to this Agreement and/or the Security Documents shall be paid together with Value Added Tax or any similar tax (if applicable).

9.    ILLEGALITY AND CHANGE IN CIRCUMSTANCES

9.01 If any change in applicable law or regulation or any interpretation thereof by any governmental authority charged with the administration thereof makes it (or makes it apparent that it is) unlawful or impossible for the Borrower or the Bank to perform its obligations hereunder (including the funding of the Loan) or under the Security Documents:-

      (i) the Bank shall be discharged from all obligations to make, renew or maintain the Loan; and

      (ii) the Borrower shall forthwith on demand pay to the Bank the amount of the Outstanding Indebtedness.

9.02  If by reason of:-

      (i) a change in or in the interpretation of any applicable law or regulation or;

      (ii) compliance by the Bank with any request from any applicable central bank or government or regulatory authority (whether or not having the force of law);

      the cost to the Bank of, or consequent on making or funding the Loan for any period is increased, or if the Bank becomes liable to pay any tax, levy, impost, duty, charge or fee imposed on or calculated by reference to any sum received or receivable by it hereunder, or the rate at which any such tax, levy, impost or fee is increased from the rate applicable at the date of this Agreement or the amount of any payment made to the Bank is reduced the

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      Borrower will on request indemnify the Bank against respectively (a) such increased cost or (b) an appropriate portion (as determined by the Bank in its sole discretion) of such increased cost or (c) such liability or reduction.

9.03 The Bank will promptly inform the Borrower of its intention to claim from it indemnification under Clause 9.02. The statement of the Bank as to any increased costs, reduction or payment such as is mentioned in Clause 9.02 shall be conclusive save in the case of manifest error as to the amount thereof and binding on the Borrower. Following such notification for a period of 60 days (but not thereafter), the Borrower shall be entitled to prepay the Loan in full (but not in part) in accordance with Clause 6.02 but without any obligation to pay any prepayment fee.

9.04 A claim made under Clause 9.02 may be made at any time whether before or after the repayment of the Loan. Unless the Bank has not used its reasonable endeavours to avoid any cost, reduction or payment as referred to in Clause 9.02 it shall not be a defence to a claim by the Bank under this Clause that any increased cost, reduction or payment therein referred to could have been avoided by the Bank.

9.05 In the event of the Bank being entitled to claim indemnification and prepayment under Clauses 9.01 to 9.04, the Bank agrees to discuss with the Borrower promptly after such entitlement arises and prior to exercising its rights under this Clause alternative solutions which may be mutually acceptable to the Bank and the Borrower, such discussions always being without prejudice to the Bank's rights under this Clause, but in the event of mutual agreement not being reached within seven days of the entitlement arising, the Bank shall be at liberty to exercise its rights.

9.06 In the event that at any time during the Loan Period by reason of any circumstances affecting the London Interbank Market adequate and fair means do not exist for ascertaining the Interest Rate then the following provisions will apply:-

      (i) the Bank will promptly notify the Borrower of the relevant circumstances;

      (ii) on the next Interest Payment Date following such notice the Bank will apply a rate of interest to the Loan or relevant part thereof for a period of one (1) month from such Interest Payment Date (hereinafter in this Clause called the "Negotiating Period") so that the rate of interest for the Loan will be one per centum (1%) per annum above the rate at which the Bank is able at such time to fund the corresponding amount of the Loan for one (1) month;

      (iii) during the Negotiating Period the Borrower and the Bank shall by negotiation attempt to agree upon a new basis for the calculation of the Interest Rate and if so agreed a rate calculated on the said new basis will apply from the first day following the end of the Negotiating Period;

      (iv) in the event of the Borrower and the Bank not being able within the Negotiating Period to agree on a new basis for the calculation of the Interest Rate, then the Loan together with all interest accrued due thereon and all other sums payable by the Borrower hereunder shall at the Borrower's option become repayable within one (1) month following the end of the Negotiating Period and all obligations of the Bank to maintain the Loan shall cease failing which the basis for the calculation of the Interest Rate referred to in Clause 9.06(ii) shall continue to apply for the remainder of the Loan Period. Any such prepayment shall be made without any premium or penalty but subject to the Borrower paying to the Bank any sums due to the Bank under Clause 19. Interest shall accrue on the Loan at the Default Rate from the end of such period one month period until the date of payment of all sums due to the Bank.

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

10.   REPRESENTATIONS AND WARRANTIES

10.01 The Borrower hereby represents and warrants to the Bank and its assigns to the intent that each of such representations warranties and undertakings shall continue in full force and effect so long as there is any Outstanding Indebtedness and to the intent that each such representation warranty and undertaking shall be true and accurate as at the date hereof (where applicable) and as each Drawdown Date and each Repayment Date:-

      (A) That it is a company duly incorporated and validly existing and in good standing under the laws of Madeira and that its place of business and chief executive office is in Madeira and that the Guarantor is a Company duly incorporated and validly existing and in good standing under the laws of England and Wales and that its place of business and chief executive office is in England;

      (B) That it has power to borrow hereunder and that it and each of the Security Parties has power to enter into and perform the Security Documents insofar as they relate to it (and in particular the Guarantor has power to purchase and beneficially own the Pledged Shares and to enter into the Guarantee and Deeds of Pledge as security for the Outstanding Indebtedness) and each of the Security Parties has taken all necessary corporate or other action required to authorise the execution and delivery of this Agreement and the Security Documents and their performance according to their respective terms insofar as aforesaid.

      (C) That it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the Security Documents (apart from the Deeds of Pledge) that any of them be filed, recorded or enrolled with any governmental authority or agency of or in any country where the Borrower and any Security Party carries on business or that any of them be stamped with any stamp or similar transaction tax in any such country.

      (D) That all consents, licences, approvals or authorisations of or declarations to governmental authorities and agencies required to make this Agreement and the Security Documents legal, valid, enforceable or admissible in evidence have been obtained or made and are in full force and effect.

      (E) That the execution and delivery of this Agreement and the Security Documents and their performance according to their respective terms will not violate:-

            (i) the Certificate of Incorporation and Memorandum and Articles of Association (or other constitutional documents) of the Borrower or any Security Party (as the case may be);

            (ii) any applicable law or regulation or order or decree of any governmental authority or agency; or

            (iii) any mortgage, deed or agreement which is binding upon the
                  Borrower or any Security Party, or any of their respective assets.

      (F) That neither the Borrower nor any of the Security Parties is in breach of or in default under any mortgage, deed or agreement which is binding upon them or any of their assets.

      (G) That no material litigation or administrative proceeding of or before any court or governmental authority or agency is pending or (to the Borrower's knowledge) threatened, the result of which would or might be to have a material adverse effect on the Borrower or any of the Security Parties' respective businesses, assets or financial conditions such as to prejudicially affect their abilities to comply with their respective obligations under this Loan Agreement or the relevant Security Documents (as the case may be).

      (H) That the Guarantor (or the Borrower following a transfer of ownership approved by the Bank) is the sole unencumbered (save only for the Deeds of Pledge contemplated hereby) beneficial owner of the Pledged Shares, which are held by the Custodian.

      (I) That upon execution and delivery to the Bank (and in the case of the Deeds of Pledge filing and registration with the appropriate governmental authority of England and Wales, Madeira, Liberia and the United States of America) this Agreement and the Security Documents will constitute valid and binding obligations of the Borrower and the Security Parties (as the case may be).

      (J) That all information furnished by the Borrower or the Security Parties relating to the business and affairs of the Borrower or the Security Parties in connection with this Agreement was and remains true and correct in all material respects and that there are no other material facts or considerations the omission of which would render any such information misleading.

      (K) That no Event of Default or Potential Event of Default has occurred or is continuing.

      (L) That the Company is duly and properly constituted and established pursuant to the laws of the Republic of Liberia, is in good standing and that the shares of the Company are quoted on AMEX in accordance in all material respects with the rules and regulations applicable thereto.

11.   CONDITIONS PRECEDENT

11.01 The Bank shall be under no obligation to make available the Loan and/or either Tranche of the Loan (except as provided by Clause 4) until it has received each of the following documents on or prior to each Drawdown Date (and current as at each such Drawdown Date) in a form and manner acceptable in all respects to the Bank's legal advisers unless and to the extent that receipt of any such document shall have been waived in writing by the Bank:-

      (i) a certified copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Borrower;

      (ii) written evidence satisfactory to the Bank of the composition of the Officers and Directors of the Borrower at the date of the board resolutions referred to below and also certifying the shareholders and the number of shares held by them;

      (iii) notarised and apostilled or legalised resolutions of the Directors and the shareholders of the Borrower approving the entering into of this Agreement and the Security Documents and the execution, delivery and performance thereof and authorising some person or persons by power of attorney to execute any and all documents necessary for the Borrower to execute and deliver this Agreement and the Security Documents to the Bank (to the extent the Borrower is a party to the same);

      (iv) originals of the powers of attorney, executed in pursuance of the board resolutions referred to in Sub-Clause (iii) above duly notarized and apostilled or legalised;

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

      (v)   payment of any fees due in accordance with Clause 7 hereof;

      (vi) the Security Documents, all duly executed by the Borrower or the other Security Parties including all notices and affidavits collateral thereto (if any) all in a form satisfactory to the Bank and evidence that the Deeds of Pledge and any other documents which are required to be filed or registered in England and Wales, Madeira, Liberia, the United States of America or elsewhere will be or are so registered;

      (vii) certified copies of the constitutional documents of the Security Parties and certified copies of the resolutions of the directors and, if required by the Bank, shareholders of the Security Parties authorising execution of those Security Documents to which the Security Parties are a party and an original of any power of attorney issued in pursuance of such resolutions;

      (viii) confirmation that the Pledged Shares have been deposited with the Custodian and held to the order of the Bank in accordance with the terms and provisions of the Deeds of Pledge;

      (ix) such legal opinions from United States, Madeiran, Liberian or other lawyers as the Bank may elect or other evidence as the Bank may require that all or any of the representations and warranties contained in Clause 10.01 are true and accurate at the date hereof.

      (x) confirmation from the Borrower that they will act as agents for service of process in England of the Borrower.

11.02 It shall be a further condition precedent to the Bank's obligation to make the Loan and/or either Tranche thereof available to the Borrower that the market value of the Pledged Shares (as determined by the price quoted on AMEX) on each Drawdown Date is equal to or exceeds an amount equivalent to two hundred percent (200%) of the Outstanding Indebtedness following such drawdown (it being acknowledged by the Borrower that satisfaction of this condition will require the execution of a Deed of Pledge as a condition precedent to the drawdown of Tranche A and the execution of a further Deed of Pledge as a condition precedent to the drawdown of Tranche B).Unless and until on each Drawdown Date this condition precedent is satisfied the Bank shall have no obligation to advance any part of the Loan or either Tranche thereof

12.   COVENANTS OF THE BORROWER

12.01 So long as any part of the Outstanding Indebtedness remains undischarged the Borrower covenants and undertakes with the Bank:-

      (A) To perform and observe the covenants and obligations imposed upon it under the Security Documents (so far as it is a party to the same).

      (B) To use the proceeds of the Loan for the purposes referred to in Clause 3.01;

      (C) Within three (3) Business Days after it acquires knowledge of the occurrence of a Potential Event of Default, to give notice to the Bank thereof and specify the steps it intends to take to remedy such situation.

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

      (D) To duly pay and discharge all taxes, assessments and governmental charges upon it or against its property prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate legal proceedings.

      (E) To ensure the Pledged Shares are deposited with the Custodian and to enter into any documentation reasonably required by the Bank in respect thereof and to reimburse the Bank for all the fees of the Custodian incurred by the Bank (and to indemnify the Bank against any costs, fees or expenses incurred or suffered by the Bank in respect thereof).

      (F)   That it will not without the prior written consent of the Bank:-

            (i) (upon obtaining any ownership interest whatsoever therein) sell the Pledged Shares or create, incur, assume or allow to exist any mortgage, charge, pledge, , option, right to buy, lien or other encumbrance on the same or any other income arising therefrom or any part of its property or assets;

            (ii) borrow any further monies other than as contemplated in this Agreement;

            (iii) make any distributions of any kind or pay any dividends to the
                  Shareholders; and

            (iv) permit any direct or indirect change to the ownership (whether legal or beneficial) and control of the Borrower from that advised to the Bank at the date hereof.

      (G)   (i)   to supply the Bank within one hundred and eighty (180) days of the end of each of its fiscal or financial years with a copy of its annual financial statements (including, without limitation, balance sheet and profit and loss account) for the relevant year; and

            (ii) to supply the Bank from time to time with all such information regarding its business, assets and regarding the Pledged Shares as the Bank may reasonably request.

      (H) References to the "market value of the Pledged Shares" in this Clause shall be to the market value as determined by the price of the Pledged Shares quoted on AMEX. If on either Drawdown Date the market valuation of the Pledged Shares is less than two hundred percent (200%) of the Outstanding Indebtedness, or if at any time thereafter the market value of the Pledged Shares is less than one hundred and fifty percent (150%) of the Outstanding Indebtedness (in each case the "Security Cover Ratio") then the following terms shall apply. In the event that at any time the market value of the Pledged Shares falls below the requisite Security Cover Ratio for a consecutive period of two Business Days, the Borrower shall within a further two Business Days of receipt from the Bank of a notice to such effect, provide the Bank with additional security in to make up the shortfall by one or a combination of the following:

            (1) depositing with the Bank into a collateral interest-bearing deposit account (which shall be charged to the Bank) a sum sufficient to meet such shortfall; or

            (2) depositing further shares in the Company with the Custodian and pledging the same to the Bank (or procuring to the Bank's satisfaction that the same are made subject to a

                  Deed of Pledge) the value of which will be such as to ensure that the relevant Security Cover Ratio is satisfied (and whereupon such additional shares shall be deemed for all purposes to be "Pledged Shares").

13.   EVENTS OF DEFAULT

13.01 If any of the following events occur, that is to say:-

      (A) If the Borrower or any of the Security Parties does not pay any sum of money payable under this Agreement or the Security Documents within five (5) Business Days of the date on which the same falls due.

      (B)   If any Event of Default specified in a Deed of Pledge occurs.

      (C) If the Borrower has falied to remedy any breach of Clause 12.01(H) within 10 Business Days of any notice served by the Bank pursuant thereto;

      (D) If the Borrower or any of the Security Parties defaults in the due performance and observance of any of the terms, covenants and conditions on its part contained in this Agreement or the Security Documents (other than relating to payments governed by sub-clause
            (A) or (C) above which shall result in immediate default) and such default is not capable of being remedied or is capable of being remedied and is not remedied within a period of twenty-one (21) days after the Bank has given to the Borrower or such other Security Party a written notice of such default.

      (E) If any representation or warranty made by the Borrower or any of the Security Parties in this Agreement or the Security Documents or any notice, certificate or statement delivered or made pursuant hereto or thereto proves to have been incorrect, inaccurate or misleading in any material respect.

      (F) If the Borrower or any Security Party shall be unable to pay or shall admit its inability to pay its lawful debts as they mature or if the Borrower or any Security Party shall convene a meeting of or propose to enter into any arrangement with its creditors generally.

      (G) If a distress or other execution is levied or sued out upon or against all or any material part of the property of the Borrower or any Security Party and is not discharged within five (5) Business Days.

      (H) If a receiver or similar officer is appointed of the whole or any material part of the undertaking or assets of the Borrower or any Security Party.

      (I) If the Borrower or any Security Party suspends or threatens to suspend its operations or transfers or disposes of all or (without the prior written consent of the Bank) a substantial part of its assets.

      (J) If a petition is filed (other than a petition which in the reasonable opinion of the Bank is frivolous or vexatious and which is withdrawn or stayed within 14 days) or an order or judgment is made or given by any Court of competent jurisdiction or an effective resolution is passed for the bankruptcy, liquidation, winding-up or re-organisation of the Borrower or any Security Party (otherwise than for reconstruction while solvent on terms previously approved by the Bank) or for the appointment of a receiver, administrator, administrative receiver, trustee, trustee in bankruptcy, conservator or liquidator of the

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

            Borrower or any Security Party or of all or a substantial part of its undertaking or assets or anything analogous to any of the foregoing events occurs in any applicable jurisdiction relating to the Borrower or any of the Security Parties.

      (K) If any Governmental consent required by law for the validity, enforceability or performance in accordance with its terms of this Agreement or the Security Documents is withdrawn or ceases to be in full force and effect for any reason.

      (L) If the Borrower ceases to be a corporation registered in Madeira and in good standing or any of the Security Parties cease to be corporations registered and in good standing in the countries in which they are incorporated.

      (M) If there is a material adverse change in the financial situation of the Borrower or any Security Party or any company which is owned by any Security Party because of, inter alia, the Borrower, the Security Party or any such company having to repay prematurely any loan or monies borrowed by it or them or any security given by it or them becoming enforceable.

      (N) If the Borrower or any Security Party or any other company owned by them defaults under any other loan facility advanced to them at the date hereof or which at any time in the future is advanced them including but without limitation any facility advanced by the Bank.

      (O) If the Pledged Shares cease to be held by the Custodian subject to the directions of the Bank.

      (P) If for any reason the dealing in shares of the Company in accordance with the rules and procedures of AMEX is suspended or withdrawn including, without limitation (i) for reasons of the proposed liquidation of the Company for the purposes of solvent reconstruction or amalgamation or an offer is made to take over the whole of the issued share capital of the Company or the Company is to merge with a third party and in such circumstances the Borrower is not able to procure, within 30 days, that any company acquiring the Company offers to acquire the Pledged Shares for a sum no less than the Outstanding Indebtedness and which such sum is utilized to prepay the Loan, or issues substitute shares of equal or greater value to the Pledged shares and having rights no less than attaching to the Pledged Shares, which such substitute shares will be pledged to the Bank in a form acceptable to the Bank, (ii) because voluntary suspension is sought by the Company and if dealings are not restored within 3 months from the date of suspension or withdrawal of permission or (iii) immediately, as a result of proceedings being commenced for the winding up of the Company (save as provided in (i) above) or as result of a receiver, administrator or administrative receiver (or any equivalent appointment in any other jurisdiction) being appointed to the Company.

      (Q) If any other event occurs or circumstances arise which in the reasonable opinion of the Bank is likely to materially adversely affect either the ability of the Borrower or any Security Party to perform all or any of its obligations pursuant to the Security Documents or the security created by the Security Documents:

      THEN the same shall constitute an "Event of Default" and the Bank shall be discharged from all obligations to make or maintain the Loan and the Bank may by written notice to the Borrower declare the Outstanding Indebtedness to be immediately payable whereupon the same shall become so due and payable and shall be applied in the manner set out in Clauses 14.01(i) to
      (v) hereof.

14.   ACCOUNTS AND PAYMENT

14.01 From and after the occurrence of an Event of Default, all monies received by or on behalf of the Bank under and pursuant to one or more of the Security Documents or otherwise howsoever in connection with the Outstanding Indebtedness may be applied, in the following manner in such order as the Bank considers appropriate:-

      (i) in or towards satisfaction of all sums due hereunder and under the Security Documents other than principal of or interest on the Loan;

      (ii)  in or towards satisfaction of interest accrued on the Loan;

      (iii) in or towards satisfaction of the Loan (whether or not then due and payable);

      (iv) in retention by the Bank of such sum as it considers appropriate by way of security for the Outstanding Indebtedness; and

      (v) the remainder, if any, in payment to the Borrower or such other person as may for the time being be entitled thereto.

14.02 The Bank will maintain a loan account showing the amount of the Loan and interest accrued thereon from time to time and other charges and expenses and all payments in respect thereof made by the Borrower from time to time pursuant to the terms of this Agreement. The loan account shall, in the absence of manifest error, be conclusive as to the amount from time to time due from the Borrower to the Bank in respect of the principal of, interest on and other charges in respect of the Loan.

14.03 If any sum payable under this Agreement or the Security Documents shall become due on a day which is not a Business Day, the due date in respect thereof shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.

14.04 Subject as provided in this Agreement all payments of principal or interest or other sums which may fall to be made under this Agreement shall be made to the Bank at its offices referred to in Clause 23 not later than 11.00 hours London time on the due date in Dollars for the credit of the loan account or accounts referred to in Clause 14.02 above and numbered 3427024.

15.   SET-OFF

15.01 The Borrower hereby authorises the Bank:-

      (A) To apply any credit balance in whatever currency denominated standing upon any of its accounts with any branch of the Bank in or towards satisfaction of any sum (whether of principal interest or otherwise) at any time due to the Bank from it hereunder or under the Security Documents.

      (B) In its name or in the name of the Bank to do all such acts and execute all such documents as may be required to effect any such application.

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

16.   COSTS

16.01 The Borrower will pay all the costs fees and expenses of the Bank, including but not limited to the reasonable and proper legal costs and disbursements of the Bank's Lawyers, reasonably and properly incurred in connection with the negotiation, preparation, execution, registration, filing and stamping (if any) of this Agreement and the Security Documents and of the carrying out of all the transactions hereby or thereby contemplated whether such transactions are completed or not and also the fees and disbursements of the Bank's Lawyers, accountants, surveyors, or other experts for any advice or services which the Bank may deem it necessary or expedient to obtain in connection with the carrying out of this Agreement or the Security Documents and the maintenance or enforcement of the security thereby given, shall pay all stamp and other duties and taxes (if any) to which this Agreement or the Security Documents may be subject and indemnify the Bank for and against all costs, expenses and liabilities with respect to or resulting from any delay in paying or omission to pay any such duties or taxes.

17.   MONEY ON ACCOUNT

17.01 If for the purposes of obtaining judgment in any Court it is necessary to convert a sum due hereunder in Dollars into another currency (hereinafter called "the Second Currency") the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Bank could purchase Dollars with the Second Currency on the Business Day preceding that on which the judgment is given.

17.02 The obligation of the Borrower in respect of any such sum due from it to the Bank hereunder shall, notwithstanding any judgment in such other currency or the rate of exchange actually applied in giving such judgment, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be due hereunder in the Second Currency the Bank may in accordance with normal banking procedures purchase Dollars with the amount of the Second Currency so received and if the Dollars so purchased shall fall short of the sum originally due to the Bank in Dollars, the Borrower agrees as a separate obligation and notwithstanding any such judgment to indemnify the Bank against such shortfall.

18.   BENEFIT OF AGREEMENT

18.01 This Agreement shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, but the Borrower may not assign or transfer any of its rights, benefits or obligations hereunder or under the Security Documents, save with the prior written consent of the Bank.

18.02 The Bank may at any time without the Borrower's prior consent assign, transfer or sub-participate all or any part of its rights, benefits and obligations hereunder or under the Security Documents to any one or more banks or other lending institutions (each of which is hereinafter called "an Assignee"). For this purpose the Bank may disclose to a potential Assignee such information about the Borrower and the Borrower's business, assets and financial condition as the Bank shall consider appropriate. The Bank shall notify the Borrower of such disclosure and the identity of the potential Assignee to the extent the Bank is not bound by any obligation of confidentiality.

18.03 If the Bank assigns any of its rights, benefits and obligations hereunder all references in this Agreement (other than in this Clause) to the Bank shall be construed as a reference to the Bank and its Assignee or Assignees to the extent of their respective interests.

19.   INDEMNITY

19.01 The Borrower hereby indemnifies and agrees to indemnify the Bank and to hold the Bank harmless against any and all costs, expenses or liabilities as certified by the Bank which the Bank may reasonably sustain or incur directly or indirectly as a consequence of or in connection with or arising out of:-

      (a) the drawdown of the Loan or any part thereof not occurring for any reason after a notice has been received in accordance with Clause 4 hereof;

      (b) a prepayment of the Loan or part thereof under the terms of this Agreement being made other than on a Interest Payment Date;

      (c) the Loan becoming due and payable pursuant to Clause 13 on a date other than the last Business Day of an Interest Period relating thereto or other relevant period;

      (d) any default in repayment of the Loan (or any part thereof) or in payment of interest accrued thereon or any other amount payable pursuant to the terms of one or more of the Security Documents;

      such expenses, costs or liabilities to include, but not to be limited to
      (i) any costs incurred by the Bank in carrying funds which were to have been borrowed by the Borrower (ii) any interest payable by the Bank to lenders of the funds borrowed by the Bank in order to carry the funds referred to in (i) above, (iii) any premium or costs which the Bank is required to pay to the lender of any funds borrowed by the Bank occasioned by the premature repayment for such funds.

20.   FURTHER ASSURANCE

20.01 The Borrower hereby agrees that at any time and from time to time, upon the written request of the Bank, the Borrower will promptly and duly execute and deliver and/or procure the execution and delivery of any and all such further legal documents as may be deemed desirable by the Bank for the purpose of obtaining for the Bank the full benefits of this Agreement and/or the other Security Documents and of the rights and powers herein and therein granted.

20.02 The Borrower and the Bank hereby appoint Lorraine Rello and/or John E. Bradley of Vedder Price Kaufman & Kammholz P.C.as attorneys in fact on behalf of the Borrower for the purposes of any filing statement in accordance with the Uniform Customs Code as may be deemed by the Bank necessary or desirable in the circumstances.

21.   PROVISIONS PROHIBITED BY LAW

21.01 Any provision contained herein and/or in the other Security Documents prohibited by or unlawful or unenforceable under any applicable law shall, to the extent required by such law, be ineffective without modifying the remaining provisions of this Agreement or the other Security Documents, as the case may be. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law with the intent that this Agreement or the other Security Documents (as the case may be) shall be valid, binding and enforceable in accordance with their respective terms.

22.   RIGHTS OF THE BANK

22.01 Time is the essence of this Agreement and of the other Security Documents but no failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under the other Security Documents and no course of dealing between the Borrower and the Bank shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under the other Security Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the other Security Documents expressly provided are cumulative and not exclusive of any rights or remedies which any or all of the parties hereto would otherwise have. This Agreement and the other Security Documents may only be amended by an agreement in writing.

23.   NOTICES

23.01 Any notice, approval, consent, demand, or request to be given or made hereunder shall be in writing but may be given by letter or telex or facsimile transmission and shall be sent in the case of the Bank to its London Branch offices at Bucklersbury House, Walbrook, London EC4N 8EL Telex No:8811511 Fax No. 020 7236 2033 and in the case of the Borrower to the offices of the Guarantor Fax No. 020 8540 4088 or at such other address as may from time to time be notified to the Bank or the Borrower pursuant to this Clause.

23.02 Any such notice, approval, demand or request shall be deemed to have been received in the case of a telex or facsimile transmissions at the time of dispatch thereof and in the case of a letter forty eight (48) hours after posting of the same by pre-paid first class post.

24.   CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

24.01 No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

25.   GOVERNING LAW

25.01 This Agreement shall be governed by and construed in accordance with English Law.

26.   JURISDICTION

26.01 The Borrower agrees that any legal action or proceeding arising out of this Agreement or the Security Documents may be brought in the High Court of Justice in England and submits itself to the jurisdiction of that Court and agrees that any writ, notice of proceedings or other legal process shall be sufficiently served upon it if sent to the offices of the Guarantor which the Borrower hereby irrevocably appoints as its agent for the purpose of accepting service on its behalf in that jurisdiction. The submission by the Borrower to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to commence any proceedings relating to this Agreement or the Security Documents in whatsoever jurisdiction shall to it seem fit.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.



SIGNED by                                )
for and on behalf of NAVALMAR            )
(UK) LIMITED in                          )
the presence of:-                        )


.....................................









SIGNED by                     and        )
for and on behalf of BANCO POPOLARE      )
DI VERONA E NOVARA S.C.R.L.              )
LONDON BRANCH in the presence of:-       )


.....................................

















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